EXHIBIT 10.2

PC MALL, INC.

2012 EQUITY INCENTIVE PLAN

NOTICE OF GRANT OF STOCK OPTION

Pursuant to its 2012 Equity Incentive Plan, as amended from time to time (the “Plan”), PC Mall, Inc., a Delaware corporation (the “Company”), hereby grants to the Optionee listed below (“Optionee”), an option (the “Option”) to purchase the number of shares (“Shares”) of the Company’s Common Stock set forth below, subject to the terms and conditions of the Plan and the Stock Option Agreement attached hereto as Exhibit A (the “Option Agreement”), each of which is incorporated herein by reference.  Capitalized terms not explicitly defined in herein shall have the same definitions as in the Plan and the Option Agreement.

Optionee:

Date of Grant:

Option Price per Share:	$

Total Number of Shares Granted:

Expiration Date:	The day before the seventh anniversary of the Date of Grant

Tax Status of Option:	☐ Nonqualified Stock Option
☐ Incentive Stock Option

Vesting Schedule:

Subject to the terms set forth in the Plan and the Option Agreement, the Shares covered by the Option shall vest in equal [monthly/quarterly/annually] installments commencing on the Date of Grant, with the Option 100% vested on the [        ] anniversary of the Date of Grant.

Acceleration on Change in Control:	[FULL ACCELERATION:]

[Notwithstanding the foregoing vesting schedule, in the event that a Change in Control occurs during the term of the Option, any then-unvested portion of the Option shall become fully vested and exercisable immediately prior to the consummation of a Change in Control.]

[FULL ACCELERATION — DOUBLE TRIGGER:]

[Notwithstanding the foregoing vesting schedule, in the event that (a) a Change in Control occurs during the term of the Option, (b) the Option remains outstanding following such Change in Control and (c) on or within twelve (12) months following the date of the Change in Control, Optionee’s continuous service with the Company or any Subsidiary is involuntarily terminated by the Company or a Subsidiary, as applicable, without Cause or is voluntarily terminated by Optionee for Good Reason, then 100% of any then-unvested Shares covered by the Option shall become vested and exercisable immediately prior to the date of such termination.]

[PARTIAL ACCELERATION — DOUBLE TRIGGER:]

[Notwithstanding the foregoing vesting schedule, in the event that (a) a Change in Control occurs during the term of the Option, (b) the Option remains outstanding following such Change in Control and (c) on or within twelve (12) months following the date of the Change in Control, Optionee’s continuous service with the Company or any Subsidiary is involuntarily terminated by the Company or a Subsidiary, as applicable, without Cause or is voluntarily terminated by Optionee for Good Reason, then immediately prior to Optionee’s termination date the Option shall become vested and exercisable with respect to a number of then-unvested Shares that otherwise would have vested pursuant to the Option if Optionee’s continuous service with the Company or Subsidiary, as applicable, had continued for a period of [    ] calendar months immediately following Optionee’s termination date.]

The Company and Optionee agree that the Option and the Shares that may be acquired upon exercise of the Option are governed by this Notice of Grant of Stock Option and by the provisions of the Plan and the Option Agreement, each of which are made a part of this document.  Optionee acknowledges receipt of copies of the Plan and the Option Agreement, represents that Optionee has read and is familiar with their terms and provisions, and hereby accepts the Option subject to all of their  terms and conditions.

PC MALL, INC.		OPTIONEE

By:
(Signature)

Name:
(Print Name)

Title:	Address:

EXHIBIT A

PC MALL, INC.  2012 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

PC Mall, Inc., a Delaware corporation (the “Company”), has granted to the Optionee named in the Notice of Grant of Stock Option (the “Grant Notice”) to which this Stock Option Agreement (this “Option Agreement”) is attached an option (the “Option”) to purchase certain shares (“Shares”) of the Company’s Common Stock upon the terms and conditions set forth in the Grant Notice and this Option Agreement. The Option has been granted pursuant to and shall in all respects be subject to the terms and conditions of the PC Mall, Inc. 2012 Equity Incentive Plan (the “Plan”), as amended from time to time, the provisions of which are incorporated herein by reference and made a part hereof. In the event of any inconsistency between the Plan and this Option Agreement, the terms of the Plan shall control.

1.                                      Definitions.  Capitalized terms not explicitly defined in this Option Agreement shall have the same definitions as in the Plan and the Grant Notice.  In addition, for purposes of this Option Agreement and the Grant Notice:

(a)                                  “Cause” means, except as defined otherwise in any agreement between Optionee and the Company or any Subsidiary (any which definition shall govern for purposes of this Option Agreement), (i) Optionee engages in a material act of misconduct, including but not limited to misappropriation of trade secrets, fraud, or embezzlement; (ii) Optionee commits a crime involving dishonesty, breach of trust, or physical harm to any person; (iii) Optionee breaches a material term of any agreement between Optionee and the Company or any Subsidiary; (iv) Optionee refuses to implement or follow a lawful policy or directive of the Company; (v) Optionee engages in misfeasance or malfeasance demonstrated by Optionee’s failure to perform Optionee’s job duties diligently and/or professionally; or (vi) Optionee violates a Company policy or procedure which is materially injurious to the Company, including violation of the Company’s policy concerning sexual harassment, discrimination or retaliation.

(b)                                  “Disability” means Optionee is unable to engage in any substantial gainful activity for the Company and/or its Subsidiaries by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. Optionee shall not be considered to be disabled unless Optionee furnishes proof of the existence thereof, in such form and manner, and at such times, as the Board may require.

(c)                                  “Good Reason” means Optionee’s voluntary termination of Optionee’s continuous service with the Company or any Subsidiary, as applicable, as a result of (x) an aggregate reduction of 10% or more in Optionee’s then-current base salary and target annual bonus or (y) a relocation of Optionee’s then-current principal place of employment by more than thirty-five (35) miles, in each case without Optionee’s prior written consent; provided, however, that “Good Reason” shall not exist unless (i) Optionee provides written notice to the Company of the condition that could constitute a “Good Reason” event within sixty (60) days of the initial existence of such condition and (ii) the Company fails to remedy such condition within thirty (30) days of receiving such written notice.

2.                                      Tax Status of Option.   The Option is intended to have the tax status designated in the Grant Notice.

(a)                                  Nonqualified Stock Option.  Unless the Grant Notice expressly designates this Option as Incentive Stock Option, the Option is intended to be a nonqualified stock option and shall not be treated as an Incentive Stock Option.

(b)                                  Incentive Stock Option.  If the Grant Notice so designates, the Option is intended to be an Incentive Stock Option, but the Company does not represent or warrant that the Option qualifies as such. Optionee should consult with Optionee’s own tax advisor regarding the tax effects of the Option and the requirements necessary to obtain favorable income tax treatment under Section 422 of the Code, including, but not limited to, holding period requirements. If the Option is exercised more than three (3) months after the date on which Optionee ceases to be an employee of the Company or any Subsidiary (other than by reason of Optionee’s death or permanent and total disability as defined in Section 22(e)(3) of the Code), the Option will be treated as a nonqualified stock option and not as an Incentive Stock Option to the extent required by Section 422 of the Code.

If the Grant Notice designates this Option as an Incentive Stock Option, then to the extent that the Option (together with all Incentive Stock Options granted to Optionee under all stock option plans of the Company, including the Plan) becomes exercisable for the first time during any calendar year for shares having a fair market value greater than one hundred thousand dollars ($100,000), the portion of such options which exceeds such amount will be treated as nonqualified stock options as determined in accordance with Section 422 of the Code.

3.                                      Vesting. The Option shall vest and become exercisable in accordance with the vesting schedule set forth in the Grant Notice.  Any portion of the Option not exercised when vested shall accumulate and be exercisable at any time during the term of the Option prior to the applicable termination date set forth in Section 4 below.  No partial exercise of the Option may be for less than five percent (5%) of the total number of Shares then available under the Option.  In no event shall the Company be required to issue fractional Shares.  No portion of the Option that remains unvested on the date upon which Optionee’s continuous service with the Company or any Subsidiary terminates for any reason, including by reason of death or Disability (as such term is defined below), shall vest after the date of such termination, except as may be otherwise provided by the Board or as set forth in a written agreement between the Company and Optionee.

4.                                      Term.  The Option shall be exercisable only during its term.  The term of the Option commences on the Date of Grant and expires upon the earliest of the following:

(a)                                  90 days after the termination of Optionee’s continuous service with the Company or any Subsidiary for any reason other than Cause, death or Disability;

(b)                                  immediately upon termination of Optionee’s continuous service with the Company or any Subsidiary for Cause;

(c)                                  twelve (12) months after the termination of Optionee’s continuous service due to Optionee’s Disability;

(d)                                  twelve (12) months after Optionee’s death if Optionee dies during Optionee’s continuous service; or

(e)                                  the Expiration Date set forth in the Grant Notice.

5.                                      Method of Exercise.  To the extent then exercisable, Optionee may exercise all or any portion of the Option by providing notice of exercise to the Company in such form as may be designated by the Company from time to time, accompanied by payment of the Option Price and any associated tax withholding amounts that are due in connection with Optionee’s exercise of all or any part of the Option.  The Company shall not be required to deliver Common Stock pursuant to the exercise of the Option until payment of the full Option Price and any associated tax withholding amounts are received by the Company.  Optionee may elect to make payment of the Option Price by any of the following:

(a)                                  cash or by check acceptable to the Company or by wire transfer of immediately available funds in United States dollars;

(b)                                  a cashless exercise program that the Board may approve, from time to time in its discretion (including a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board), pursuant to which Optionee may concurrently provide irrevocable instructions (i) to Optionee’s broker or dealer to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Option Price plus all applicable taxes required to be withheld by the Company by reason of such exercise, and (ii) to the Company to deliver the certificates for the purchased Shares directly to such broker or dealer in order to complete the sale;

(c)                                  subject to any procedures that the Board may approve from time to time, delivery of shares of Common Stock that (i) are owned by Optionee, (ii) have a fair market value on the date of surrender equal to the aggregate Option Price for the portion of the Option that is being exercised, (iii) were not acquired by Optionee pursuant to the exercise of a stock option, unless such shares have been owned by Optionee for at least six months or such other period as the Board may determine, (iv) are all, at the time of such surrender, free and clear of any and all claims, pledges, liens and encumbrances, or any restrictions which would in any manner restrict the transfer of such shares to or by the Company (other than such restrictions as may have existed prior to an issuance of such Common Stock by the Company to Optionee), and (v) are duly endorsed for transfer to the Company; or

(d)                                  by a combination of the foregoing.

Notwithstanding anything to the contrary in this Section 5, the Board reserves, at any and all times, the right, in the Board’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedure providing for payment of the Option Price through any of the means described in clauses (b)-(d) above of this Section 5, including with respect to Optionee notwithstanding that such program or procedures may be available to others.

6.                                      Conditions to Issuance of Stock Certificates. The Shares deliverable upon the exercise of the Option, or any portion thereof, may be either shares of original issuance or treasury shares or a combination of the foregoing.  Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any Shares purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions (in addition to the other conditions set forth herein):

(a)                                  The admission of such Shares to listing on all stock exchanges on which the Company’s Common Stock is then listed;

(b)                                  The completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Board shall, in its absolute discretion, deem necessary or advisable;

(c)                                  The obtaining of any approval or other clearance from any state or federal governmental agency which the Board shall, in its absolute discretion, determine to be necessary or advisable;

(d)                                  The lapse of such reasonable period of time following the exercise of the Option as the Board may from time to time establish for reasons of administrative convenience.

7.                                      Transferability.  The Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during Optionee’s life only by Optionee; provided that any successor or transferee of Optionee shall not be entitled to further transfer the Option and any Shares acquired upon exercise of the Option shall be subject to the restrictions set forth herein and in the Plan.  In the event of any attempt by Optionee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option, or of any right hereunder, except as provided for in this Option Agreement, or in the event of the levy of any attachment, execution, or similar process upon the rights or interest hereby conferred, the Company, at its election, may terminate the Option by notice to Optionee and the Option shall thereupon become null and void.

8.                                      Adjustments.  The Option may be adjusted or terminated in any manner as contemplated by the Plan (including Section 12 therein) or this Option Agreement.  In the event of a Spinoff Transaction, the Board shall not be obligated to make any adjustments to the Option or take any other actions permitted by Section 12 of the Plan with respect to the Option that would otherwise be permitted in connection with such Spinoff Transaction.

9.                                      No Employment Rights.  None of the Plan, the Grant Notice or this Option Agreement are employment or service contracts, and none of them will be deemed to create in any way whatsoever any obligation on Optionee’s part to continue in the employ of the Company or a Subsidiary, or of the Company or a Subsidiary to continue Optionee’s employment.  In addition, nothing herein shall obligate the Company or a Subsidiary to continue any relationship that Optionee might have as a non-employee director or Consultant for the Company or a Subsidiary.

10.                               No Stockholder Rights.  Optionee shall not have any stockholder rights with respect to the Common Stock subject to the Option until Optionee have exercised the Option.

11.                               Withholding Obligations.

(a)                                  At the time Optionee exercises the Option, in whole or in part, or at any time thereafter as requested by the Company, Optionee hereby authorizes withholding from payroll and any other amounts payable to Optionee, and otherwise agrees to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or a Subsidiary, if any, which arise in connection with the Option.

(b)                                  Upon Optionee’s request and subject to approval by the Board, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested Shares otherwise issuable to Optionee upon the exercise of the Option a number of whole Shares having a fair market value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law.

(c)                                  Optionee may not exercise the Option unless the tax withholding obligations of the Company and/or any Subsidiary are satisfied.  Accordingly, Optionee may not be able to exercise the Option when desired even though the Option is vested, and the Company shall have no obligation to issue a certificate for such Common Stock.

12.                               Notice of Sales Upon Disqualifying Disposition.  If the Grant Notice designates this Option as an Incentive Stock Option, Optionee shall (a) promptly notify the Chief Financial Officer of the Company if Optionee disposes of any of the Shares acquired pursuant to the Option within one (1) year after the date that Optionee exercises all or part of the Option or within two (2) years after the Date of Grant and (b) provide the Company with a description of the circumstances of such disposition. Until such time as Optionee disposes of such Shares in a manner consistent with the provisions of this Option Agreement, unless otherwise expressly authorized by the Company, Optionee shall hold all Shares acquired pursuant to the Option in Optionee’s name (and not in the name of any nominee) for the one-year period immediately after the exercise of the Option and the two-year period immediately after Date of Grant.

13.                               Notice.  Any notice required to be given under the terms of this Option Agreement shall be in writing and addressed to the Company in care of its Corporate Secretary at the office of the Company at 1940 E. Mariposa Avenue, El Segundo, California 90245 and any notice to be given to Optionee shall be in writing and addressed to Optionee at the address given by Optionee beneath Optionee’s signature to the Grant Notice, or such other address as either party to this Option Agreement may hereafter designate in writing to the other.  Any such notice shall be deemed to have been duly given (a) when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified and deposited (postage or registration or certification fee prepaid) in a post office, (b) on the date of personal service, or (c) on the day after sending notice by an overnight delivery service.

14.                               Governing Plan Document.  The Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of the Option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of the Option and those of the Plan, the provisions of the Plan shall control. The Plan, the Grant Notice and this Option Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof.

15.                               Board Decisions Final and Conclusive. All decisions of the Board with respect to any question arising under the Plan, the Grant Notice or this Option Agreement shall be final, conclusive and binding upon Optionee. No member of the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, the Grant Notice, this Option Agreement or the Option.

16.                               Successors.  The Grant Notice and this Option Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company.  Where the context permits, “Optionee” as used in this Option Agreement shall include Optionee’s executor, administrator or other legal representative or the person or persons to whom Optionee’s rights pass by will or the applicable laws of descent and distribution.

17.                               Compliance with Section 409A of the Code.  To the extent applicable, it is intended that the Grant Notice and this Option Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) do not apply to Optionee.  The Grant Notice, this Option Agreement and the Plan shall be administered in a manner consistent with this intent.

18.                               Data Protection.  Optionee consents that the Company may process Optionee’s personal data, including name, Social Security number, address and number of Shares purchased hereunder (“Data”) exclusively for the purpose of performing this Option Agreement, in particular in connection with the Option awarded to Optionee.  For this purpose the Data may also be disclosed to and processed by companies outside the Company, e.g., banks involved.

19.                               Country-Specific Terms and Conditions. If this Option Agreement includes an Appendix, then, notwithstanding any other provision of this Option Agreement to the contrary, the Option shall be subject to the specific terms and conditions, if any, set forth in such Appendix that are applicable to Optionee’s country of residence, the provisions of which are incorporated in and constitute part of this Option Agreement. Moreover, if Optionee relocates to one of the countries included in any such Appendix, the specific terms and conditions applicable to such country will apply to the Option to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan or this Option Agreement.

20.                               Governing Law.  The interpretation, performance, and enforcement of the Grant Notice and this Option Agreement shall be governed by the laws of the State of Delaware, regardless of the law that might be applied under principles of conflicts of laws.

21.                               Counterparts. The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.